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Exhibit 5.2

lawyers@saul.com www.saul.com
June 7, 2013

Corporate Office Properties Trust
6711 Columbia Gateway Drive
Suite 300
Columbia, Maryland 21046

  Re:
  Offer by Corporate Office Properties, L.P., a Delaware limited partnership and the operating partnership of the Company (as defined below) (the "Operating Partnership"), to exchange up to $350,000,000 aggregate principal amount of the Operating Partnership's 3.600% Senior Notes due 2023 guaranteed by the Company (the "Exchange Notes") and registered under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"), for an equal aggregate principal amount of the Operating Partnership's outstanding 3.600% Senior Notes due 2023 guaranteed by the Company (the "Private Notes")

Ladies and Gentlemen:

        We have acted as Maryland corporate counsel to Corporate Office Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the registration of the Exchange Notes, which are guaranteed by the Company, under the Act by the Operating Partnership pursuant to the Registration Statement filed or to be filed with the United States Securities and Exchange Commission (the "Commission") on or about the date hereof. You have requested our opinion with respect to the matters set forth below. Capitalized terms used in this letter and not otherwise defined in this letter shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

        As a basis for the opinions, we have examined the following documents (collectively, the "Transaction Documents"):

            (i)  a copy of the executed Purchase Agreement dated May 1, 2013 (the "Purchase Agreement") by and among the Company, the Operating Partnership, and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, acting as Representatives of the Initial Purchasers;

           (ii)  a copy of the executed Registration Rights Agreement dated May 6, 2013, by and among the Company, the Operating Partnership and the Initial Purchasers (the "Registration Rights Agreement"); and

          (iii)  a copy of the executed Indenture dated May 6, 2013, by and among the Company, the Operating Partnership and Wells Fargo Bank, N.A. (the "Indenture").

        Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

          (iv)  a copy of the Registration Statement;

           (v)  the prospectus contained in the Registration Statement (the "Prospectus")

          (vi)  the form of global note to be registered in the name of The Depository Trust Company or its nominee Cede & Co, representing the Exchange Notes, attached to the Indenture as Exhibit A (the "Global Note");

         (vii)  the form of guarantee to be made by the Company for the benefit of the holders of the Exchange Notes endorsed on, and made a part of, the Global Note (the "Guarantee");

        (viii)  a certified copy of the Amended and Restated Declaration of Trust of the Company dated March 3, 1998, as amended October 12, 2001, September 12, 2003, December 28, 2004, May 27, 2008, May 19, 2010 and June 19, 2012 (the "Declaration of Trust");

          (ix)  a certified copy of the Bylaws of the Company (the "Bylaws");

           (x)  copies of resolutions adopted by the Board of Trustees of the Company dated April 25, 2013;

          (xi)  copies of pricing committee resolutions adopted by the Pricing Committee of the Board of Trustees of the Company dated May 1, 2013;

         (xii)  a Certificate of Status for the Company, issued by the State Department of Assessments and Taxation of Maryland ("SDAT"), dated June 6, 2013;

        (xiii)  a certificate of the secretary of the Company as to the authenticity of the Declaration of Trust and Bylaws of the Company, the incumbency of the officers of the Company, the resolutions of the Company's trustees and pricing committee approving the consummation of the transactions contemplated by the Transaction Documents, and other matters that we have deemed necessary and appropriate; and

        (xiv)  such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

        In reaching the opinions set forth below, we have assumed:

          (a)   that all signatures on all Transaction Documents and any other documents submitted to us for examination are genuine;

          (b)   the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

          (c)   the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

          (d)   that all persons executing the Transaction Documents on behalf of any party (other than the Company) are duly authorized;

          (e)   that each of the parties (other than the Company) has duly and validly executed and delivered each of the Transaction Documents to which that party is a signatory, and the party's obligations are valid and legally binding obligations, enforceable in accordance with the terms of the respective Transaction Documents; and

          (f)    that the Operating Partnership has taken all necessary action to authorize the issuance of the Private Notes and the Exchange Notes.

        As to various questions of fact material to our opinions, we have relied upon a certificate and representations of Karen M. Singer, as Secretary of the Company, and have assumed that the Secretary's certificate and representations continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the Company's history or other transactions, except as specifically set forth in this letter.

        Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

  (1)
  The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

  (2)
  The issuance of the Exchange Notes in exchange for the Private Notes, the guarantee of the Exchange Notes, and the execution and delivery of the Global Note and the Guarantee, pursuant to the Registration Rights Agreement, the Indenture and the Registration Statement, in each case by the Company in its own capacity and, in its capacity as general partner of the Operating Partnership on behalf of the Operating Partnership, as the case may be, have been duly authorized by all necessary action required under the Charter and Bylaws of the Company and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law").

  (3)
  The execution and delivery of the Indenture and the Registration Rights Agreement by the Company in its own capacity and, in its capacity as general partner of the Operating Partnership on behalf of the Operating Partnership, as the case may be, have been duly authorized by all necessary action required under the Charter and Bylaws of the Company and the Maryland REIT Law, and the Indenture and the Registration Rights Agreement have been duly executed and delivered by the Company in its own capacity and, in its capacity as general partner of the Operating Partnership on behalf of the Operating Partnership, as the case may be.

        In addition to the qualifications set forth above, the opinions set forth are also subject to the following general qualifications:

            (i)  We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

           (ii)  We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

          (iii)  The parties have chosen the laws of the State of New York to govern matters of interpretation and enforcement of the Transaction Documents. In rendering our opinion, we have assumed that a court of competent jurisdiction would honor the parties choice of law and that New York law would be applied. We express no opinion as to the enforceability of the Transaction Documents or of the choice of law provision or the extent to which a court of competent jurisdiction would apply New York law to any issue(s) before it.

          (iv)  We express no opinion on the applicability of any state or federal securities law, statute, rule or regulation to the transactions contemplated by the Transaction Documents.

           (v)  We express no opinion on the conditions under which the Notes may be resold.

          (vi)  Except to the extent otherwise set forth above, we have not made an independent review of any contract or agreement that may have been executed by or may be binding upon the Company, nor have we undertaken to review our internal files or any files of the Company relating to transactions to which the Company may be a party or, other than as set forth above, to discuss the transactions or business with any lawyers in our firm or with any officers, trustees, shareholders or members of the Company.

        This opinion is being furnished to you, for your benefit, and for your counsel, Clifford Chance US LLP, who may rely on this opinion. Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

Very truly yours,
SAUL EWING LLP

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  Exhibit 5.2